Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 30, 2021, ADTRAN, Inc. (“ADTRAN”), and ADVA Optical Networking SE, a European stock corporation incorporated under the laws of the European Union and Germany (“ADVA”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which both companies agreed to combine their respective businesses and each become subsidiaries of a new holding company, ADTRAN Holdings, Inc. (formerly known as Acorn HoldCo, Inc.) (“ADTRAN Holdings” or the “Company”), which was formed as a wholly-owned subsidiary of ADTRAN in order to consummate the transactions under the Business Combination Agreement. Under the terms of the Business Combination Agreement, on July 8, 2022, Acorn MergeCo, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned direct subsidiary of the Company, merged with and into ADTRAN, with ADTRAN surviving the merger as a wholly-owned direct subsidiary of the Company (the “Merger”). Additionally, pursuant to the Business Combination Agreement, the Company made a public offer to exchange each issued and outstanding no-par value bearer share of ADVA for 0.8244 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company (the “Exchange Offer” and, together with the Merger, the “Business Combination”). The Exchange Offer was settled on July 15, 2022 (the “Exchange Offer Settlement Date”), on which date the Company acquired 33,957,538 bearer shares of ADVA, or 65.43% of ADVA’s outstanding bearer shares as of the Exchange Offer Settlement Date, in exchange for the issuance of an aggregate of 27,994,595 shares of Company Common Stock. Additionally, at the option of the holder thereof, each ADVA stock option that was outstanding and unexercised immediately prior to the closing of the business combination, if elected by the option holder, was converted at or after the closing of the business combination into an Acorn HoldCo stock option on the terms set forth in this filling. ADTRAN and ADVA became subsidiaries of ADTRAN Holdings as a result of the Business Combination. ADTRAN Holdings is a legal entity with no material operations as of or prior to the Business Combination and was established to consummate the merger between ADTRAN and ADVA. Commencing at the closing of the Business Combination, the historical financial statements of the Company are those of ADTRAN.

The following unaudited pro forma condensed combined financial information (the “Pro Forma Information”) is presented to illustrate the estimated effects of the Exchange Offer and certain other adjustments listed below for the periods presented herein. The Pro Forma Information is derived from and should be read in conjunction with:

•
the accompanying notes to the Pro Forma Information contained herein;
•
the unaudited condensed consolidated financial statements of the Company, as the successor registrant to ADTRAN, as of and for the six months ended June 30, 2022 included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2022;
•
the audited consolidated financial statements of ADTRAN as of and for the year ended December 31, 2021 included in the Company’s Annual Report filed with the SEC on February 25, 2022;
•
the unaudited consolidated financial statements of ADVA as of and for the six months ended June 30, 2022, which were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and which are included in Exhibit 99.2 to this Current Report on Form 8-K; and
•
the audited consolidated financial statements of ADVA as of and for the year ended December 31, 2021, which were prepared in accordance with the IFRS as issued by the IASB and which are included in Exhibit 99.1 to this Current Report on Form 8-K.

The Pro Forma Information presented herein consists of (i) an unaudited pro forma condensed combined balance sheet as of June 30, 2022, and (ii) unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheets of ADTRAN and ADVA as of June 30, 2022 and gives effect to the Business Combination as if it occurred on June 30, 2022. The unaudited pro forma condensed combined statements of operations combine the historical results of ADTRAN and ADVA for the six months ended June 30, 2022 and the year ended December 31, 2021 and give effect to the Business Combination as if it occurred on January 1, 2021. The historical financial information has been adjusted to give effect to pro forma adjustments deemed to be directly related to the Business Combination and expected to be incurred, irrespective of whether such adjustment is deemed to be recurring.

The Business Combination has been accounted for using the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations, with ADTRAN representing the acquiring entity for accounting purposes. In identifying ADTRAN as the acquiring entity for accounting purposes, the companies took into account the (i) intended corporate governance structure of the combined company, (ii) the relative voting rights in the combined company after the Business Combination, (iii) the composition of the senior management of the combined company, (iv) the terms of the exchange of equity interests, and (v) the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that ADTRAN is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion.

The Pro Forma Information was prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses, and give effect to the following adjustments:

•
Adjustments to reconcile ADVA’s historical financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) to U.S. Generally Accepted Accounting Principles (“GAAP”) and conversion from Euros to U.S. dollars;
•
Addressing differences in basis of accounting (which are determined before taking into effect the impacts of purchase accounting) and classification and presentation of certain financial information;
•
Application of the acquisition method of accounting in connection with the Business Combination to reflect an aggregate fair value for ADVA of $894.7 million ($578.3 million, representing 65.43% of the outstanding ADVA bearer shares tendered during the Exchange Offer and $316.4 million, which includes the remaining 34.57% non-controlling interest and the fair value of other non-controlling interests of ADVA);
•
Addressing differences in reporting currencies; and
•
Reflecting transaction accounting impacts.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments (“PPA”), including items expected to have a continuing impact on the combined results, such as increased cost of revenue on inventory, increased amortization expense on acquired intangible assets, and increased depreciation on property, plant and equipment

The Pro Forma information does not include the impact of any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Business Combination.

The Pro Forma Information presented herein is based on the assumptions and adjustments described in the accompanying notes. The Pro Forma Information is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Business Combination had been completed on the dates set forth above, nor is it indicative of future results or financial position of the Company.

The pro forma adjustments included herein are subject to modification depending on the fair value of stock options issued in replacement of certain ADVA options on the closing date, changes in discount rates, the final determination of the fair value of the assets acquired and liabilities assumed and as additional information becomes available and additional analyses are performed, which may cause the final adjustments to be materially different from the Pro Forma Information presented below. The final allocation of the total purchase price will be determined after completing a thorough analysis of the fair value of ADVA’s tangible and identifiable intangible assets acquired and liabilities assumed as of July 15, 2022, the date the Business Combination was completed. Increases or decreases in the fair values of the net assets as compared with the data shown in the Pro Forma Information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined group statements of income due to adjustments in amortization and depreciation of the adjusted assets and liabilities. Additionally, management of the Company continues to perform a detailed review of ADVA’s accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of ADVA’s results of operations or assets or liabilities to conform to the Company’s accounting policies and classification. As a result, management may subsequently identify additional differences in the accounting policies which could have a material impact on the Pro Forma Information. The final adjustments may be materially different from the Pro Forma Information.

UNAUDITED PRO FORM CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands of USD)

	Historical
	ADTRAN		ADVA (IFRS) (See Note 3)		ADVA U.S. GAAP Adjustments	(Note)		ADVA (U.S. GAAP)		Purchase Accounting Adjustments	(Note)	Pro Forma
Assets
Current assets:
Cash and cash equivalents	43,368		66,172		-			66,172		-		109,540
Restricted cash	-		75		-			75		-		75
Short-term investments	1,773		-		-			-		-		1,773
Accounts receivable	172,088		118,934		-			118,934		-		291,022
Other receivables	8,413		193		-			193		-		8,606
Inventory, net	196,916		166,552		(1,085)	4A		165,467		45,310	6A	407,693
Prepaid expenses and other current assets	9,306		14,949		-			14,949		-		24,255
Tax assets	-		2,813		-			2,813		-		2,813
Total current assets	431,864		369,688		(1,085)			368,603		45,310		845,777
Property, plant and equipment, net	53,432		34,646		-			34,646		20,532	6B	108,610
Deferred tax assets, net	8,508		17,517		(5,728)	4E		11,789		-	6F	20,297
Goodwill	6,968		79,291		-			79,291		234,512	6C	320,771
Intangibles, net	17,473		127,568		(102,989)	4B		24,579		428,766	6D	470,818
Other non-current assets	29,637		27,508		1,219	4C		28,727		2,114	6E	60,478
Long-term investments	52,297		-		-			-		-		52,297
Total assets	600,179		656,218		(108,583)			547,635		731,234		1,879,048
Liabilities and stockholders' equity	-		-		-			-		-		-
Current liabilities:	-		-		-			-		-		-
Accounts payable	144,432		91,947		-			91,947		-		236,379
Unearned revenue	22,705		26,377		-			26,377		-		49,082
Accrued expenses and other liabilities	16,759		62,823		-			62,823		214	6E, 6I	79,796
Accrued wages and benefits	13,276		-		-			-		-		13,276
Income tax payable, net	4,541		-		-			-		-		4,541
Current portion of debt	-		26,393		-			26,393		-		26,393
Tax liabilities	-		4,868		-			4,868		-		4,868
Total current liabilities	201,713		212,408		-			212,408		214		414,335
Non-current unearned revenue	10,133		9,619		-			9,619		-		19,752
Pension liability	9,889		8,455		(1,327)	4D		7,128		-		17,017
Deferred compensation liability	26,014		-		-			-		-		26,014
Other non-current liabilities	3,893		6,580		-			6,580		-		10,473
Non-current portion of debt	-		15,938		-			15,938		-		15,938
Non-current lease liabilities	-		18,856		-			18,856		883	6E	19,739
Deferred tax liabilities	-		3,660		(36,186)	4E		(32,526)		145,624	6F	113,098
Total liabilities	251,642		275,516		(37,513)			238,003		146,721		636,366
Stockholders' equity:	-		-		-			-		-		-
Common stock, par value $0.01 per share	797		54,417		-			54,417		(54,137)	6G, 6J	1,077
Additional paid-in capital	292,727		347,720		-			347,720		230,260	6G, 6J	870,707
Accumulated other comprehensive loss	(16,696)		1,258		-			1,258		(1,258)	6G	(16,696)
Retained earnings	731,821		(22,693)		(71,070)	4A, 4B, 4C,4D, 4E		(93,763)		93,233	6G, 6I	731,291
Treasury stock at cost	(660,112)		-		-			-		-		(660,112)
Total stockholders' equity	348,537		380,702		(71,070)			309,632		268,098		926,267
Noncontrolling interests	-		-		-			-		316,415	6H	316,415
Total stockholders' equity	348,537	-	380,702	-	(71,070)	-	-	309,632	-	584,513		1,242,682
Total liabilities and stockholders' equity	$600,179		$656,218		$(108,583)			$547,635		$731,234		$1,879,048

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands of USD except per share amounts)

	Historical
	ADTRAN (See Note 3)	ADVA (IFRS) (See Note 4)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Purchase Accounting Adjustments	(Note)	Pro Forma
Sales
Network Solutions	$498,834	$615,316	$-		$615,316	$-		$1,114,150
Services & Support	64,170	99,708	-		99,708	-		163,878
Total Sales	563,004	715,024	-		715,024	-		1,278,028
Cost of Sales
Network Solutions	307,841	422,061	(50,994)	4A, 4B	371,067	80,608	6A, 6B, 6D, 6J, 6K	759,516
Services & Support	36,786	33,938	66	4A	34,004	10,700	6A, 6B, 6J, 6K	81,490
Total Cost of Sales	344,627	455,999	(50,928)		405,071	91,308		841,006
Gross Profit	218,377	259,025	50,928		309,953	(91,308)		437,022
Selling, general and administrative expenses	124,414	118,828	1,002	4C	119,830	131,651	6B, 6D, 6E, 6I, 6J, 6K	375,895
Research and development expenses	108,663	90,929	49,872	4B	140,801	5,200	6B, 6D, 6J, 6K	254,664
Asset impairments	-	-	-		-	-		-
Operating Income (Loss)	(14,700)	49,268	54		49,322	(228,159)		(193,537)
Interest and dividend income	2,844	119	-		119	-		2,963
Interest expense	(34)	(2,175)	503	4B, 4C	(1,672)	-		(1,706)
Net investment gain (loss)	1,761	-	-		-	-		1,761
Other income (expense), net	3,824	7,585	348	4D	7,933	-		11,757
Income (loss) Before Income Taxes	(6,305)	54,797	905		55,702	(228,159)		(178,762)
Income tax (expense) benefit	(2,330)	15,386	(272)	4E	15,114	62,690	6F	75,474
Net Income (Loss)	$(8,635)	$70,183	$633		$70,816	$(165,469)		$(103,288)
Net Income (Loss) attributable to noncontrolling interest						$(32,538)	6L	$(32,538)
Net Income (loss) attributable to common stockholders	$(8,635)	$70,183	$633		$70,816	$(132,931)		$(70,750)
Weighted average shares outstanding - basic	48,582	50,819			50,819	27,995	6M	76,577
Weighted average shares outstanding - diluted	48,582	51,693			51,693	27,995	6M	76,577
Earnings (loss) per common share - basic	$(0.18)	$1.38						$(0.92)
Earnings (loss) per common share - diluted	$(0.18)	$1.36						$(0.92)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2022

(in thousands of USD except per share amounts)

	Historical
	ADTRAN	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Purchase Accounting Adjustments	(Note)	Pro Forma
Sales
Network Solutions	$294,366	$318,146	$-		$318,146	$-		$612,512
Services & Support	32,190	50,134	-		50,134	-		82,324
Total Sales	326,556	368,280	-		368,280	-		694,836
Cost of Sales	-	-	-		-	-		-
Network Solutions	190,575	235,363	(22,974)	4A, 4B	212,389	18,426	6B, 6D, 6J, 6K	421,390
Services & Support	19,159	16,090	152	4A	16,242	125	6B, 6J, 6K	35,526
Total Cost of Sales	209,734	251,453	(22,822)		228,631	18,551		456,916
Gross Profit	116,822	116,827	22,822		139,649	(18,551)		237,920
Selling, general and administrative expenses	55,766	58,994	426	4C	59,420	5,471	6B, 6D, 6E 6J, 6K	120,657
Research and development expenses	52,991	47,697	23,980	4B	71,677	2,004	6B, 6D, 6J, 6K	126,672
Asset impairments	-	-	-		-	-		-
Operating Income (Loss)	8,065	10,136	(1,584)		8,552	(26,026)		(9,409)
Interest and dividend income	421	28	-		28	-		449
Interest expense	(124)	(850)	169	4B, 4C	(681)	-		(805)
Net investment gain (loss)	(8,061)	-	-		-	-		(8,061)
Other income (expense), net	455	6,144	75	4D	6,219	-		6,674
Income (loss) Before Income Taxes	756	15,458	(1,340)		14,118	(26,026)		(11,152)
Income tax (expense) benefit	260	(730)	402	4E	(328)	6,115	6F	6,047
Net Income (Loss)	$1,016	$14,728	$(938)		$13,790	$(19,911)		$(5,105)
Net Income (Loss) attributable to noncontrolling interest						$(2,116)	6L	$(2,116)
Net Income (loss) attributable to common stockholders	$1,016	$14,728	$(938)		$13,790	$(17,795)		$(2,989)
Weighted average shares outstanding - basic	49,110	51,530				27,995	6M	77,105
Weighted average shares outstanding - diluted	49,813	52,646				27,995	6M	77,808
Earnings (loss) per common share - basic	$0.02	$0.29						$(0.04)
Earnings (loss) per common share - diluted	$0.02	$0.28						$(0.04)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Business combination of ADTRAN and ADVA into ADTRAN Holdings

In August 2021, the ADTRAN board voted to adopt the Business Combination Agreement (“BCA”) which provided the structure under which ADVA, a German public company which develops, manufactures and sells ethernet-based networking solutions to telecommunications carriers and enterprises to deliver data, storage, voice and video services for consideration will combine its business with ADTRAN under ADTRAN Holdings.

As of July 15, 2022, the closing date, ADTRAN became a subsidiary of Acorn HoldCo through a merger with Merger Sub, a wholly-owned direct subsidiary of Acorn HoldCo, with ADTRAN surviving the merger. Following the consummation of the business combination, Acorn HoldCo changed its name to “ADTRAN Holdings, Inc” (“ADTRAN Holdings”).

Additionally, on July 15, 2022, the offer was accepted for a total of 34.0 million ADVA shares, which corresponds to an acceptance rate of 65.43% of all outstanding ADVA shares as of that date. The acceptance period for the offer expired on February 14, 2022; and therefore, acceptance as of the closing date is final. Additionally, ADTRAN Holdings did not purchase any additional shares on the open market prior to the consummation of the business combination. As such, the unaudited pro forma condensed combined financial information is based on ADTRAN Holdings acquiring 34.0 million ADVA shares representing 65.43% of the ADVA shares outstanding in exchange for the issuance of an aggregate of 28.0 million shares of ADTRAN Holdings common stock. Based on the ADTRAN Holdings’ closing share price as of July 15, 2022 of $20.20, the value of the ADTRAN Holdings common stock provided in exchange for ADVA shares was approximately $565.5 million. (see Note 5 for additional information on the purchase price).

Per the terms of the BCA, ADTRAN was required to replace the historical ADVA stock options outstanding (vested and unvested) with ADTRAN Holdings stock options adjusted for the fixed exchange ratio and a revised strike price based on the fixed exchange ratio and translated to U.S. dollars (“USD”). The transaction price is comprised of shares of ADTRAN Holdings common stock and replacement ADTRAN Holdings stock options with a combined fair value of approximately $578.3 million.

The business combination of ADVA will be accounted for using the acquisition method of accounting as per the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). The BCA used a fixed exchange ratio of ADTRAN Holdings shares of common stock for ADVA shares of common stock, which resulted in a 36% equity stake for ADVA stockholders and 64% equity stake for ADTRAN stockholders in the post-closing combined company (calculated on a fully diluted basis and utilizing the tender of 65.43% of ADVA’s current issued and outstanding share capital). Therefore, ADTRAN shareholders continue to hold a majority interest in the combined company after the business combination was completed. Additionally, the board of directors is comprised of six members from ADTRAN and three members from ADVA; the current ADTRAN chief executive officer acts as the chairman of the board. Additionally, the current ADTRAN chief executive officer and ADTRAN chief financial officer hold these positions within the combined company. Therefore, under ASC 805, ADTRAN represents the accounting acquirer.

The unaudited pro forma condensed combined financial information was prepared to illustrate the effects of the business combination. For each of the periods presented, the pro forma financial information reflects the combination of historical financial information of ADTRAN Holdings, ADTRAN and ADVA, adjusted to give effect to the acquisition method of accounting in accordance with ASC 805 based on a preliminary purchase price allocation and as subsequently described in greater detail below. Furthermore, additional pro forma adjustments have also been reflected to show impacts of differences in reporting currencies, basis of accounting and classification and presentation of certain financial information. For purposes of certain disclosures that follow, for the period before the inception of ADTRAN Holdings, August 10, 2021, ADTRAN and ADVA and for the period after the inception of ADTRAN Holdings, ADTRAN Holdings, ADTRAN and ADVA may be referred to collectively as the combined company.

Note 2 – Basis of presentation

The pro forma condensed combined financial information of the combined company is prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and Article 11 of Regulation S-X. ADTRAN Holdings and ADTRAN’s historical financial statements were prepared in accordance with U.S. GAAP and presented in thousands of USD. ADVA’s consolidated income statement for the year ended December 31, 2021, and the consolidated balance sheet and income statement as of and for the six months ended June 30, 2022, have been prepared in accordance with IFRS as issued by the IASB, presented in thousands of Euros (“Euro”) and translated to thousands of USD for condensed combined pro forma financial information purposes. As such, certain IFRS, as adopted by the IASB to U.S. GAAP adjustments are included in the unaudited pro forma condensed combined financial information as discussed in Note 4 below.

For purposes of preparing the unaudited pro forma condensed combined financial information, the historical financial information of ADVA and related pro forma adjustments were translated from Euro to USD using the following historical exchange rates as posted by Oanda:

Period of Exchange Rate	€ / $
Balance Sheet as of June 30, 2022 period end exchange rate at June 30, 2022	1.048
Statement of Operations for the year ended December 31, 2021 average exchange rate for that period	1.185
Statement of Operations for the six months ended June 30, 2022 average exchange rate for that period	1.093

Note 3 – Reclassifications

Certain reclassifications were made to align ADVA’s financial statement presentation with that of ADTRAN based on information available to date.

Unaudited pro forma condensed combined balance sheet as of June 30, 2022:

Presentation in ADVA's IFRS financial statements	Presentation in unaudited pro forma condensed combined balance sheet	Amount (in millions)
Cash and cash equivalents	Restricted cash	$0.10
Trade accounts receivable	Accounts receivable, net	$117.30
Contract assets	Other receivable	$0.20
Other current assets	Accounts receivable, net	$1.60
Inventories	Inventory, net	$166.60
Other current assets	Prepaid expenses and other current assets	$14.90
Right-of-use assets	Other non-current assets	$22.00
Property, plant and equipment	Property, plant and equipment, net	$34.60
Deferred tax assets	Deferred tax assets, net	$17.50
Capitalized development projects	Intangibles, net	$11.00
Intangible assets acquired in business combinations	Intangibles, net	$13.60
Other purchased and internally generated intangible assets	Intangibles, net	$103.00
Current lease liabilities	Accrued expenses and other liabilities	$6.10
Current liabilities to banks	Current portion of debt	$26.40
Trade accounts payable	Accounts payable	$91.90
Current contract liabilities and advance payments	Unearned revenue	$26.40
Refund liabilities	Accrued expenses and other liabilities	$0.60
Other current liabilities	Accrued expenses and other liabilities	$26.40
Current provisions	Accrued expenses and other liabilities	$29.80
Provisions for pensions and similar employee benefits	Pension liability	$8.50
Other non-current provisions	Other non-current liabilities	$2.90
Non-current liabilities to banks	Non-current portion of debt	$15.90
Non-current contract liabilities	Non-current unearned revenue	$9.60
Share capital	Common stock	$54.40
Capital reserve	Additional paid-in capital	$347.70
Accumulated deficit	Retained earnings	$(36.80)
Accumulated other comprehensive income	Accumulated other comprehensive income (loss)	$1.30
Net income	Retained earnings	$14.10

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021:

Presentation in ADVA's IFRS financial statements	Presentation in unaudited pro forma condensed combined statement of operations	Amount (in millions)
Revenue	Revenue-Network solutions	$615.30
Revenue	Revenue-Services & support	$99.70
Cost of goods sold	Cost of revenue-Network solutions	$(422.10)
Cost of goods sold	Cost of revenue-Services & support	$(33.90)
Selling and marketing expenses	Selling, general and administrative	$(74.60)
General and administrative expenses	Selling, general and administrative	$(46.00)
Other operating income - Government grants received	Other income (expense), net	$2.70
Other operating income - Release of provisions	Selling, general and administrative	$1.00
Other operating income - Income for the supply of development services	Other income (expense), net	$0.30
Other operating income - Income from payments received on receivables written off in previous periods	Selling, general and administrative	$0.10
Other operating income - Reversal of customer credit notes	Selling, general and administrative	$0.30
Other operating income - Duty and logistics charges	Selling, general and administrative expenses	$1.30
Other operating income - Other	Other income (expense), net	$1.30
Other operating expenses - Derecognitions of trade accounts receivable	Selling, general and administrative	$(0.20)
Other operating expenses - Write-off of prepayments received for licenses	Selling, general and administrative	$(0.30)
Other operating expenses - Other	Selling, general and administrative	$(0.30)
Interest income	Interest and dividend income	$0.10
Foreign currency exchange gains	Other income (expense), net	$14.50
Foreign currency exchange losses	Other income (expense), net	$(11.40)

Unaudited pro forma condensed combined statement of operations as of June 30, 2022:

Presentation in ADVA's IFRS financial statements	Presentation in unaudited pro forma condensed combined statement of operations	Amount (in millions)
Revenue	Revenue-Network solutions	$318.10
Revenue	Revenue-Services & support	$50.10
Cost of goods sold	Cost of revenue-Network solutions	$(235.40)
Cost of goods sold	Cost of revenue-Services & support	$(16.10)
Selling and marketing expenses	Selling, general and administrative	$(39.70)
General and administrative expenses	Selling, general and administrative	$(21.80)
Other operating income - Government grants received	Other income (expense), net	$1.00
Other operating income - Release of provisions	Selling, general and administrative	$0.80
Other operating income - Duty and logistics charges	Other income (expense), net	$2.20
Other operating income - Other	Other income (expense), net	$0.40
Other operating expenses - Other	Selling, general and administrative	$(0.50)
Foreign currency exchange gains	Other income (expense), net	$13.20
Foreign currency exchange losses	Other income (expense), net	$(8.50)

Note 4 – IFRS to U.S. GAAP adjustments

ADVA’s historical consolidated statement of financial position as of June 30, 2022, and statements of operations for the year ended December 31, 2021, and for the six months ended June 30, 2022, have been prepared in accordance with IFRS as issued by the IASB which differs in certain material respects from U.S. GAAP. The historical financial statements have been adjusted to align ADVA’s historical accounting policies to accounting policies in accordance with U.S. GAAP. Adjustments are initially calculated in EUR and translated to USD based on the exchange rates detailed in Note 2. Any differences between adjustments impacting the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations are due to foreign exchange rates.

A. Represents an adjustment to eliminate ADVA’s inventory impairment reversals that were recorded in accordance with IFRS but are prohibited under U.S. GAAP. The balance sheet impact resulted in a derecognition of $1.1 million of inventory value as of June 30, 2022. The net impact to the statement of operations for the year ended December 31, 2021, and the six months ended June 30, 2022, includes an increase to cost of revenue—network solutions of $0.3 million and $0.8 million, respectively, and an increase to cost of revenue—services and support of $0.1 million and $0.2 million, respectively.

B. Represents an adjustment to ADVA’s capitalized development projects, which are capitalized under IFRS; however, these costs would be expensed under U.S. GAAP. The amount expensed is presented as research and development costs as technological feasibility was not met under U.S. GAAP. The reversal of the related amortization expense is eliminated in cost of revenue—network solutions where it was historically recorded under IFRS. The unaudited pro forma condensed combined balance sheet impact resulted in a derecognition of capitalized development projects of $103.0 million. The net impact to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, involves a $51.3 million reversal of the historical amortization expense, a $49.9 million increase to research and development expenses incurred during the period, and a $0.5 million increase in interest expense that was previously capitalized as part of the development costs. The net impact to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, involves a $23.8 million reversal of the historical amortization expense, a $24.0 million increase to research and development expenses incurred during the period, and a $0.3 million increase in interest expense that was previously capitalized as part of the development costs.

C. Represents an adjustment to ADVA’s real estate leases, which are accounted for as operating leases under IFRS. The adjustment reflects such operating leases under U.S. GAAP, by adjusting the right-of-use assets and related depreciation and interest expense recognized. The unaudited pro forma condensed combined balance sheet impact results in an increase to the right-of-use assets, presented in other non-current assets, of $1.2 million. Additionally, expense is adjusted to reflect straight line rent expense by adjusting the historical amortization of the right-of-use assets recorded in selling, general and administrative expenses and reclassifying the historical interest expense to selling, general and administrative expenses. The net adjustment to selling, general and administrative expenses for the reclassification of interest expense is $1.0 million for the year ended December 31, 2021 and $0.4 million for the six months ended June 30, 2022. The amount of historical amortization reversed is less than $0.1 million for the year ended December 31, 2021 and the six months ended June 30, 2022.

See Note 6 adjustment E for the related purchase accounting impacts to the acquired leases.

D. Represents an adjustment to ADVA’s net pension obligation and return on plan assets due changes in assumptions under U.S. GAAP. The change in assumptions resulted in a $1.3 million decrease to the net pension obligation in the unaudited pro forma condensed combined balance sheet. Additionally, adjusted for the increase in expected return on plan assets and the change in interest expense which increased other income (expense), net by $0.3 million and less than $0.1 million for the year ended December 31, 2021, and June 30, 2022, respectively. No further balance sheet adjustments were made as any changes to other comprehensive income would be eliminated due to the application of purchase accounting; see Note 6 adjustment G.

E. Represents an adjustment to deferred tax liabilities and tax expense for the tax effects of adjustments reflected herein to align ADVA’s historical accounting policies in accordance with U.S. GAAP (calculated at an estimated statutory rate of 30%). The balance sheet impact resulted in a derecognition of $30.5 million. Additionally, there is a $5.7 million reclass between deferred tax assets and deferred tax liabilities for jurisdictional netting alignment resulting from the purchase accounting adjustments. The net impact to the statement of operations for the year ended December 31, 2021 and the six months ended June 30, 2022 resulted in a increase to tax expense of $0.3 million and an increase to tax benefit $0.4 million, respectively.

Note 5 – Purchase price and preliminary allocation

Purchase price

The purchase price is approximately$578.3 million based on ADVA shareholders receiving 28.0 million shares of ADTRAN Holdings common stock at a closing share price of $20.20 for the ADTRAN common stock as of July 15, 2022, and $12.8 million for the replacement ADTRAN Holdings stock options issued, based on a binominal lattice model. Upon closing of the business combination, 2.4 million historical ADVA stock options outstanding (vested and unvested) were elected by the option holders to be replaced with 2.0 million ADTRAN Holdings stock options adjusted for the fixed exchange ratio and a revised strike price based on the fixed exchange ratio and translated to USD. Approximately, 0.3 million ADVA stock options were not replaced upon completion of the business combination.

For historical unvested replaced ADVA stock options, option holders are subject to continued employment through the remaining vesting period. As such, $12.8 million is allocated to the purchase price based on the fair value of the ADVA options immediately before the modification and the pre-combination services provided by the option holder. Post-combination expense based on the fair value of the replacement ADTRAN option and the remaining vesting period is $9.8 million which will be recognized over the remaining vesting period (see Note 6 adjustment J).

The detailed calculation of the purchase price is as follows (in millions of USD, except exchange ratio and share price):

Purchase price	Amount (in millions)
ADVA outstanding shares exchanged as of July 15, 2022	34.0
Fixed exchange ratio	0.8244
Number of ADTRAN Holdings shares issued	28.0
ADTRAN Holdings Share price at July 15, 2022	$20.2
Purchase price paid for ADVA shares	$565.5
Fair value of replacement ADTRAN Holdings stock options attributable to the purchase price	$12.8
Total Purchase Price	$578.3

The purchase price represents the fair value of the total consideration that was received by ADVA’s shareholders when the business combination was completed on July 15, 2022. In accordance with U.S. GAAP, the fair value of the shares of ADTRAN Holdings stock options issued as part of the consideration was valued immediately before the modification and immediately after the modification using a binomial lattice model. The pre-combination services provided by the option holder were included as part of the purchase price. (See Note 6 adjustment J for the assumptions used in the binomial lattice model.)

Preliminary purchase price allocation

Under the acquisition method of accounting, ADVA’s assets and liabilities will be recorded at fair value at the closing date and combined with the historical carrying amounts of ADTRAN’s assets and liabilities. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation. In the unaudited pro forma condensed combined balance sheet, the purchase price paid by ADTRAN to acquire ADVA has been allocated to the assets acquired, liabilities assumed, and goodwill based upon management’s preliminary estimate of respective fair values.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”(“ASU 2021-08”). Upon the adoption of this update, contract assets and contract liabilities (i.e. deferred revenue) acquired in a business combination will be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, “Revenue from Contracts with Customers,” as if the acquirer had originated the contracts, which would generally result in an acquirer recognizing and measuring acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree’s financial statements. ADTRAN early adopted ASU 2021-08 prior to the consummation of the business combination. Therefore, the unaudited pro forma condensed combined financial information presented reflects the adoption of ASU 2021-08, and ADVA’s historical deferred revenue balance as of June 30, 2022, has been included in the preliminary purchase price allocation in accordance with ASU 2021-08.

ADTRAN’s purchase price allocation for the business combination is preliminary and subject to revision once additional information about the fair value of the assets to be acquired and liabilities to be assumed becomes available. ADTRAN has engaged a third-party valuation company to assist it in completing the valuation of certain assets to be acquired and liabilities to be assumed. The preliminary valuation performed is related to inventory, intangible assets, real estate leases, fixed assets, and deferred taxes. The valuation is based on the most recent available financial statement information, and current forecasts prepared by ADTRAN. Accordingly, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. ADTRAN will continue to refine its identification and valuation of assets to be acquired and liabilities to be assumed as further information becomes available.

The final determination of the purchase price allocation will be completed as soon as practicable and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information.

The preliminary purchase price is allocated to the assets to be acquired and liabilities to be assumed based on the estimated fair values, with any excess purchase price allocated to goodwill as follows (in millions of USD):

Consideration:	(in millions)
Estimated total purchase price	$578.3
Noncontrolling interest	316.4
Net Assets:
Cash and cash equivalents	66.2
Accounts receivable	118.9
Inventory, net	210.8
Other current assets	18.0
Property, plant and equipment, net	55.2
Intangible assets	453.3
Other non-current assets	42.6
Accounts payable	(91.9)
Accrued liabilities	(62.5)
Other current liabilities	(57.6)
Other non-current liabilities	(59.0)
Deferred tax liabilities	(113.1)
Goodwill	$313.8

Note 6 –Transaction accounting adjustments

Adjustments included in the unaudited pro forma financial information are represented by the following. Adjustments are initially calculated in EUR and translated to USD based on the exchange rates detailed in Note 2. Any differences between adjustments impacting the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations are due to foreign exchange rates.

A. Represents an adjustment to reflect the estimated fair value of inventory. The fair value of the inventory was determined using a top-down approach and accordingly ADTRAN considered the components of ADVA’s inventory, as well as estimated selling prices and selling and distribution costs resulting in an increase of $45.3 million to inventory as of June 30, 2022. Additionally, inventory is expected to turnover during the first-year post-close. Therefore, cost of revenue in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been adjusted to recognize the additional non-recurring expense of $51.2 million. The adjustment to cost of revenue of $51.2 million, is presented as follows: $40.9 million to cost of revenue—network solutions and $10.4 million cost of revenue—service and support.

B. Represents an adjustment to reflect the net increase in fair value of the acquired property, plant and equipment, net of $20.5 million to reflect the total fair value of $55.2 million. The fair value was estimated using a cost approach based on the net book value of each asset class adjusted for (i) the current market replacement cost, (ii) the physical and technology attributes of the property, plant and equipment and (iii) the estimated accumulated depreciation as if replacement cost was applied at the original purchase date.

The following table summarizes the estimated fair values for each asset class, the remaining estimated useful life and the impact to depreciation, a recurring expense, reflected in the unaudited pro forma condensed combined statements of operations (in millions of USD, except useful lives):

			Pro Forma depreciation expense
(in millions)	Fair Value	Remaining Estimated Useful Life (in years)	Year Ended December 31, 2021	Nine Months Ended June 30, 2022
Land	$0.8	n/a	n/a	n/a
Buildings and improvements	13.3	22.7	$0.7	$0.3
Computer hardware, software and networking equipment	4.7	2.1	2.5	1.2
Furniture, fixtures and office equipment	2.0	4.2	0.5	0.3
Leasehold improvements	4.4	4.6	1.1	0.5
Technical machinery and equipment	27.1	2.2	13.9	6.4
Other assets	2.9	n/a	n/a	n/a
Total	$55.2		$18.7	$8.7
Historical depreciation expense			14.2	7.4
Pro forma adjustment			$4.5	$1.3

Depreciation expense increased for the year ended December 31, 2021. The adjustment to increase depreciation expense of $4.5 million for the year ended December 31, 2021 is presented as follows: $1.0 million in cost of revenue—network solutions, $0.1 million in cost of revenue—service and support, $0.6 million in selling, general and administrative expenses, and $2.8 million in research and development expenses. Depreciation expense increased for the six months ended June 30, 2022. The adjustment to increase depreciation expense of $1.3 million for the six months ended June 30, 2022, is presented as follows: $0.3 million in cost of revenue—network solutions, less than $0.1 million in cost of revenue—service and support, $0.2 million in selling, general and administrative expenses, and $0.8 million in research and development expenses.

C. Represents an adjustment to reflect estimated goodwill of $313.8 million recognized from the business combination and the elimination of historical ADVA goodwill of $79.3 million.

D. Represents an adjustment to reflect the net increase in fair value of $428.8 million to eliminate ADVA’s historical intangible assets recorded and to reflect the acquired identifiable intangible assets consisting of developed technology, customer backlog, customer relationships and the ADVA trade name at the estimated fair value of $453.3 million. The fair value of the developed technology, customer backlog and customer relationships is estimated based on a multi-period excess earnings method which calculates the present value of the estimated revenues and net cash flows derived from the developed technology, customer backlog and customer relationships, respectively. The fair value of the trade name is based on the relief from royalty method which estimates the value based on the hypothetical royalty payments that are saved by owning the asset. The following table summarizes the fair values of ADVA’s identifiable intangible assets, their estimated useful lives and the impact to ADTRAN’s amortization, a recurring expense, reflected in the pro forma condensed combined statements of operations (in millions of USD, except for useful lives):

(in millions)	Fair Value	Estimated Useful Life (in years)	Year Ended December 31, 2021	Six Months Ended June 30, 2022
Developed technology	$289.7	8.0	$40.9	$18.9
Backlog	105.1	1.0	118.9	-
Customer relationships	35.3	11.0	3.6	1.7
Trade name	23.2	5.0	5.2	2.4
Total	$453.3		$168.6	$23.0
Historical amortization expense			8.1	3.5
Pro forma adjustment			$160.5	$19.5

The adjustment to amortization expense of $160.5 million for the year ended December 31, 2021, is presented as follows: $38.1 million in cost of revenue—network solutions and $123.6 million in selling, general and administrative expenses; additionally, $1.2 million was removed from research and development expenses for the year ended December 31, 2021 in the historical ADVA financial statements. The adjustment to amortization expense of $19.5 million for the six months ended June 30, 2022, is presented as follows: $17.8 million in cost of revenue—network solutions and $2.2 million in selling, general and administrative expenses; additionally, $0.5 million was removed from research and development expenses for the six months ended June 30, 2022, in the historical ADVA financial statements

E. Represents an adjustment to the right-of-use assets and lease liabilities for real estate leases acquired as part of the business combination to fair value of $24.2 million. ADTRAN calculated the lease liability based on the remaining lease payments and the most current discount rates. This resulted in a decrease to the current lease liability of $0.3 million, presented in accrued expenses and other liabilities, and a increase to the noncurrent lease liability of $0.9 million, presented in non-current lease liabilities. The right of use asset is calculated based on the lease liability less lease incentives and the tenant improvement allowance to be received post-close. This resulted in an increase to other non-current assets of $2.1 million. Additionally, the recurring lease expense was increased by $0.3 million for the year ended December 31, 2021 and $0.1 million for the six months ended June 30, 2022, presented in selling, general, and administrative expenses.

F. Represents an adjustment to deferred tax liabilities for the tax effects of recognizing the preliminary purchase price allocation reflected herein (calculated at an estimated statutory rate of 30%). Deferred taxes relating to goodwill for prior ADVA acquisitions have also been removed from the pro forma financial statements. These adjustments are based on estimates of the fair value of ADVA's assets to be acquired, liabilities to be assumed, and the related preliminary purchase price allocations.

Additionally, the adjustments represents the income tax impact of the pro forma adjustments (calculated at an estimated statutory rate of 30%) and also reflects additional tax costs associated with ADVA's operations within ADTRAN's structure of approximately $2.8 million and $0.4 million for year ended December 31, 2021 and the six months ended June 30, 2022, respectively. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma financial statements depending on post-acquisition activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

G. Represents an adjustment to eliminate all of ADVA’s historical shareholders’ equity.

H. Represents an adjustment to recognize the noncontrolling interest at its fair value of $316.4 million, which is based on a market approach. As ADVA shares will remain trading after the business combination, the noncontrolling interest is calculated using 17,941,496 ADVA shares held by noncontrolling interest multiplied by the ADVA closing share price of €17.58 ($17.64 using the July 15, 2022 EUR to USD conversion rate of $1.00318) on July 15, 2022.

I. Represents an adjustment to reflect an accrual of $0.5 million of transaction costs expected to be incurred by ADTRAN and ADVA through the close of the business combination that are not reflected in the historical financial statements. This $0.5 million has been recorded as an accrued liability in the unaudited pro forma condensed combined balance sheet at June 30, 2022 and a non-recurring expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

For the year ended December 31, 2021, $16.3 million in non-recurring transactions costs were incurred in ADTRAN’s and ADVA’s statement of operations. An additional $29.3 million in non-recurring transactions costs have been incurred for the six month ended June 30, 2022, and are recorded in ADTRAN’s and ADVA’s historical balance sheet and statement of operations as of and for the six months ended June 30, 2022.

J. Represents the purchase price of $578.3 million based on the issuance of 28.0 million shares of ADTRAN Holdings common stock to ADVA shareholders and 2.0 million replacement ADTRAN Holdings stock options granted to ADVA option holders. The fair value of the ADTRAN Holdings common stock was based on a closing price at July 15, 2022 of $20.20 per share. The fair values of the replaced ADVA stock options immediately before the replacement and the fair values of the replacement ADTRAN Holdings stock options are based on a binomial lattice model with the following assumptions:

Assumptions	Replaced ADVA Stock Options	Replacement ADTRAN Holdings Stock Options
ADTRAN share price at July 15, 2022	€17.58	$20.20
Number of iterations	500	500
Exercise multiple	2.5	2.5
Volatility	30.19% - 44.27%	40.67% - 53.65%
Dividend rate	0.00%	1.77%
Forfeiture rate	0.00%	0.00%
Term (years)	0.33 - 6.83	0.33 - 6.83

ADTRAN will have additional recurring post-close compensation expense of $9.8 million, of which $4.0 million will be recognized during the first year post-close, $1.7 million recognized during the subsequent two quarters of the second year post-close, and the remaining thereon through 2026. As such, an additional pro forma adjustment increases the historical ADVA stock compensation expense for these replacement ADTRAN Holdings stock options by $2.3 million for the year ended December 31, 2021 and $0.9 million for the six months ended June 30, 2022. The compensation expense of $2.3 million is presented as less than $0.1 million to costs of revenue–network solutions, less than $0.1 million to costs of revenue–services and support, $1.3 million to selling, general, and administrative expenses, and $0.9 million to research and development expenses for the year ended December 31, 2021. The additional compensation expense of $0.9 million is presented as less than $0.1 million to costs of goods sold–network solutions, less than $0.1 million to costs of revenue–services and support, $0.5 million to selling, general, and administrative expenses, and $0.4 million to research and development expenses for the six months ended June 30, 2022.

K. Represents additional recurring compensation expense related to the modification of the ADTRAN performance stock units (PSUs). Upon completion of the business combination, the ADTRAN PSUs were modified to remove the performance and/or market conditions; but continue to require holders to provide services through the remaining vesting period. As such, the ADTRAN PSUs with only performance conditions, which were not probable of being met historically, are remeasured on the modification date, based on the July 15, 2022, closing share price of $20.20 for a total fair value of $17.5 million. For the PSUs with market conditions, the post-modification fair value was less than the pre-modification fair value. Accordingly, no incremental fair value was recognized.

For the performance PSUs, the incremental expense, due to the modification and based on the changes in fair value, is recognized on a straight-line basis over the remaining vesting period. The pro forma adjustment increases the historical ADTRAN stock compensation expense for these modified ADTRAN PSUs by $8.7 million for the year ended December 31, 2021. The additional compensation expense is presented as $0.6 million to costs of revenue–network solutions, $0.2 million to costs of revenue–services and support, $5.2 million to selling, general, and administrative expenses, and $2.8 million to research and development expenses for the year ended December 31, 2021. The additional expense related to the modified ADTRAN PSUs for the six months ended June 30, 2022 is $4.4 million, of which $0.3 million is related to costs of revenue–network solutions, less than $0.1 million is related to costs of revenue–services and support, $2.6 million is related to selling, general, and administrative expenses, and $1.4 million is related to research and development expenses. This modification does not have an impact on the number of PSUs considered in the calculation of pro forma diluted earnings per share as their inclusion would be anti-dilutive.

L. The pro forma condensed combined statement of operations for the year ended December 31, 2021, reflects an adjustment of $32.5 million to present the net loss attributable to noncontrolling interests as a result of the business combination. This amount represents ADVA’s net loss attributable to noncontrolling interest after all U.S. GAAP adjustments and transaction adjustments, excluding $0.5 million of net loss related to ADTRAN’s transaction expenses attributable to ADTRAN Holdings shareholders. The pro forma condensed combined statement of operations for the six months ended June 30, 2022, reflects an adjustment of $2.1 million to present the net loss attributable to noncontrolling interests as a result of the business combination.

M. Represents an adjustment to the weighted average shares outstanding due to the increase of the number of shares outstanding from the transaction of 28.0 million shares. The 2.0 million replacement ADTRAN Holdings stock options issued and an incremental 0.2 million ADTRAN PSUs were not included in the calculation of pro forma diluted EPS for the year ended December 31, 2021 and the six months ended June 30, 2022, as their inclusion would be anti-dilutive.